AMENDED AND RESTATED LOAN AGREEMENT

This Amended and Restated Loan Agreement (the “Agreement”) is executed with effect from June 30, 2010 by and among HEMIWEDGE INDUSTRIES, INC. (formerly called SHUMATE INDUSTRIES, INC.), a Delaware corporation (“Industries”), HEMIWEDGE VALVE CORPORATION, a Texas corporation (“Hemiwedge”) (Industries and Hemiwedge being hereinafter sometimes collectively called the (“Borrowers”) and EADS INVESTMENTS I, LLC, a Texas limited liability company (“EADS”), and D. BRADLEY McWILLIAMS, an individual residing in Texas (“McWilliams”) (EADS and McWILLIAMS herein collectively called the “Lenders”).

RECITALS:

A.
On September 30, 2008, the Borrowers and Shumate Machine Works, Inc. (“Machine Works”), as borrowers (the Borrowers and Machine Works, collectively the “Original Borrowers”), Matthew C. Flemming (“Flemming”), Russell T. Clark (“Clark”) and Larry Shumate (“Shumate”) as guarantors (Flemming, Clark and Shumate being herein collectively called the “Original Guarantors”), and Stillwater National Bank and Trust Company (the “Bank”) entered into a Loan and Consolidation Agreement (“Prior Loan Agreement”), whereunder the Bank extended and consolidated certain loans and other financial accommodations to the Original Borrowers and the Original Guarantors guarantee all indebtedness and obligations of the Original Borrowers under such Prior Loan Agreement (“Prior Indebtedness”).

B.
In connection with the Prior Loan Agreement, the Original Borrowers also executed an Amended and Restated Promissory Note (Term Note) (“Prior Note”), an Amended and Restated Security Agreement (“Prior Security Agreement”) and certain other loan documents in favor of the Bank. (The Prior Loan Agreement, Prior Note, Prior Security Agreement and other prior loan documents being herein collectively called (the “Prior Loan Documents”.)

C.	Effective as of October 1, 2008, Machine Works, with the consent of the Bank, sold all of its business and assets to a third party.

D.	On February 11, 2009, with consent of the Bank, Industries changed its name from Shumate Industries, Inc. to Hemiwedge Industries, Inc.

E.
Pursuant to the provisions of an Assignment of Note, Loan Documents and Security Interests, executed with effect on the same date as this Agreement (“Assignment Agreement”), the Lenders purchased from the Bank all outstanding indebtedness and obligations of the Borrowers and Original Guarantors under the Prior Loan Documents (including the Prior Indebtedness).

F.	Pursuant to the terms of the Assignment Agreement, the Bank released the Borrowers and Original Guarantors from all obligations and indebtedness to the Bank under the Prior Loan Documents.

G.	Prior to the date of this Loan Agreement, the Lenders have also released the Original Guarantors from their obligations under the Prior Loan Documents.

H.
As a condition of (i) the purchase by the Lenders of the Prior Indebtedness and all obligations of Borrowers to the Bank under the Prior Loan Documents and (ii) the agreement by the Lenders to extend and renew the Prior Indebtedness and obligations of the Borrowers under the Prior Loan Documents and (iii) the Lender’s forbearance from accelerating the loans and Prior Indebtedness under the Prior Loan Documents, the Borrowers have agreed to enter into this Agreement and certain other loan documents and security agreements with the Lenders.

Now, therefore, in consideration of the premises, the credit given and forbearance extended to the Borrowers hereunder and the mutual covenants continued herein, the Parties hereto agree as follows:

Section 1.              Definitions.

1.1           Defined Terms.  The defined terms set forth in the opening paragraph and recitals to this Agreement have the meanings set forth therein.  Capitalized terms used but not defined herein have the meanings set forth in the Security Agreement (defined herein).  In addition, for the purposes of this Agreement, the following capitalized words and phrases shall have the meanings set forth below.

            “Affiliate” shall mean, with respect to any specified Person, any other Person that directly or indirectly, through one or more intermediaries, controls the specified Person or is controlled by or is under common control with the specified Person.  For purposes of this definition, “control” means the direct or indirect ownership of more than fifty percent (50%) of the outstanding capital stock or other equity interests having ordinary voting power.

“A/R Facility’” shall mean a credit facility established for the factoring and/or sale of certain accounts receivable of any Borrower arising from the sale of Inventory or the provision of services for hire in the ordinary course of business by such Borrower.

“Asset Disposition” shall mean the sale, lease, assignment or other transfer for value (each a “Disposition”) by any Borrower to any Person of any asset or right of such Borrower (including, the loss, destruction or damage of any thereof or any actual or threatened condemnation, confiscation, requisition, seizure or taking thereof).

“Bankruptcy Code” shall mean the United States Bankruptcy Code, as now existing or hereafter amended.

“Bridge Notes”  shall mean those convertible promissory notes issued by Industries to each of (i) Whitebox Shumate Ltd, on July 10, 2007 in the principal amount of $2,000,000; (ii) Mitchell Lukin on July 23, 2007 in the principal amount of $50,000 and (iii) Ironman Energy Capital L.P. on November 1, 2007 in the principal amount of $1,000,000.

“Business Day” shall mean any day other than a Saturday, Sunday or a legal holiday on which banks are authorized or required to be closed for the conduct of commercial banking business in Houston, Texas.

“Capital Lease” shall mean, as to any Person, a lease of any interest in any kind of property or asset, whether real, personal or mixed, or tangible or intangible, by such Person, as lessee, that is, or should, in accordance with GAAP, be recorded as a “capital lease” on the financial statements of such Person prepared in accordance with GAAP.

“Capital Securities” shall mean, with respect to any Person, all shares, interests, participations or other equivalents (however designated, whether voting or non-voting) of such Person’s capital, whether now outstanding or issued or acquired after the date hereof, including common shares, preferred shares, membership interests in a limited liability company, limited or general partnership interests in a partnership or any other equivalent of such ownership interest.

“Capitalized Lease Obligations” shall mean, as to any Person, all rental obligations of such Person, as lessee under a Capital Lease which are or will be required to be capitalized on the books of such Person.

“Closing Date” shall have the meaning set forth in Section 5.1

“Collateral” shall have the meaning set forth in the Security Agreement.

 “Contingent Liability” and “Contingent Liabilities” shall mean, respectively, each obligation and liability of any Borrower and all such obligations and liabilities of the Borrower incurred pursuant to any agreement, undertaking or arrangement by which such Borrower:  (a) guarantees, endorses or otherwise becomes or is contingently liable upon (by direct or indirect agreement, contingent or otherwise, to provide funds for payment, to supply funds to, or otherwise to invest in, a debtor, or otherwise to assure a creditor against loss) the indebtedness, dividend, obligation or other liability of any other Person in any manner (other than by endorsement of instruments in the course of collection), including any indebtedness, dividend or other obligation which may be issued or incurred at some future time; (b) guarantees the payment of dividends or other distributions upon the shares or ownership interest of any other Person; (c) undertakes or agrees (whether contingently or otherwise):  (i) to purchase, repurchase, or otherwise acquire any indebtedness, obligation or liability of any other Person or any property or assets constituting security therefor, (ii) to advance or provide funds for the payment or discharge of any indebtedness, obligation or liability of any other Person (whether in the form of loans, advances, stock purchases, capital contributions or otherwise), or to maintain solvency, assets, level of income, working capital or other financial condition of any other Person, or (iii) to make payment to any other Person other than for value received; (d) agrees to lease property or to purchase securities, property or services from such other Person with the purpose or intent of assuring the owner of such indebtedness or obligation of the ability of such other Person to make payment of the indebtedness or obligation; (e) to induce the issuance of, or in connection with the issuance of, any letter of credit for the benefit of such other Person; or (f) undertakes or agrees otherwise to assure a creditor against loss.  The amount of any Contingent Liability shall (subject to any limitation set forth herein) be deemed to be the outstanding principal amount (or maximum permitted principal amount, if larger) of the indebtedness, obligation or other liability guaranteed or supported thereby.

“Debt” shall mean, as to any Person, without duplication, (a) all indebtedness of such Person; (b) all borrowed money of such Person (including principal, interest, fees and charges), whether or not evidenced by bonds, debentures, notes or similar instruments; (c) all obligations to pay the deferred purchase price of property or services; (d) all obligations, contingent or otherwise, with respect to the maximum face amount of all letters of credit (whether or not drawn), bankers’ acceptances and similar obligations issued for the account of such Person, and all unpaid drawings in respect of such letters of credit, bankers’ acceptances and similar obligations; (e) all indebtedness secured by any Lien (other than Permitted Liens) on any property owned by such Person, whether or not such indebtedness has been assumed by such Person (provided, however, if such Person has not assumed or otherwise become liable in respect of such indebtedness, such indebtedness shall be deemed to be in an amount equal to the fair market value of the property subject to such Lien at the time of determination); (f) the aggregate amount of all Capitalized Lease Obligations of such Person; (g) all Contingent Liabilities of such Person, whether or not reflected on its balance sheet; (h) all hedging obligations of such Person; (i) all Debt of any partnership of which such Person is a general partner; and (j) all monetary obligations of such Person under (i) a so-called synthetic, off-balance sheet or tax retention lease, or (ii) an agreement for the use or possession of property creating obligations that do not appear on the balance sheet of such Person but which, upon the insolvency or bankruptcy of such Person, would be characterized as the indebtedness of such Person (without regard to accounting treatment).  Notwithstanding the foregoing, Debt shall not include trade payables and accrued expenses incurred by such Person in accordance with customary practices and in the ordinary course of business of such Person.

“Default Rate” shall mean the maximum interest rate permitted by applicable law payable in cash only.

“Disposition” shall have the meaning set forth in the definition of Asset Disposition above.

 “Environmental Laws” shall mean all present or future federal, state or local laws, statutes, common law duties, rules, regulations, ordinances and codes, together with all administrative or judicial orders, consent agreements, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority, in each case relating to any matter arising out of or relating to public health and safety, or pollution or protection of the environment or workplace, including any of the foregoing relating to the presence, use, production, generation, handling, transport, treatment, storage, disposal, distribution, discharge, emission, release, threatened release, control or cleanup of any Hazardous Substance.

“Equity Securities” shall mean common and/or preferred stock or some other equity securities of Industries, including equity securities which are directly or indirectly convertible or exchangeable for equity securities of Industries.

“Event of Default” shall mean any of the events or conditions which are set forth in Section 8.1 hereof.

“Excluded Taxes” shall mean, with respect to the Lenders or any other recipient of any payment to be made by or on account of any obligation of the Borrowers hereunder, (a) taxes imposed on or measured by its overall net income (however denominated), and franchise taxes imposed on it (in lieu of net income taxes), by the jurisdiction (or any political subdivision thereof) under the laws of which such recipient is organized or in which it is doing business or in which its principal office is located or, in the case of the Lenders, in which its or his principal applicable lending office is located, and (b) any branch profits taxes imposed by the United States or any similar tax imposed by any other jurisdiction in which any Borrower is located.

“GAAP” shall mean generally accepted accounting principles in effect in the United States of America consistently applied with prior periods.

 “Governmental Authority” shall mean the government of the United States of America or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

 “Hazardous Substances” shall mean (a) any petroleum or petroleum products, radioactive materials, asbestos in any form that is or could become friable, urea formaldehyde foam insulation, dielectric fluid containing levels of polychlorinated biphenyls, radon gas and mold; (b) any chemicals, materials, pollutant or substances defined as or included in the definition of “hazardous substances”, “hazardous waste”, “hazardous materials”, “extremely hazardous substances”, “restricted hazardous waste”, “toxic substances”, “toxic pollutants”, “contaminants”, “pollutants” or words of similar import, under any applicable Environmental Law; and (c) any other chemical, material or substance, the exposure to, or release of which is prohibited, limited or regulated by any Governmental Authority or for which any duty or standard of care is imposed pursuant to, any Environmental Law.

 “Indemnified Party” shall mean the Lenders and any Affiliate of the Lenders, and each of their respective officers, directors, owners, employees, attorneys and agents, and all of such parties and entities.

“Indemnified Taxes” shall mean Taxes other than Excluded Taxes.

“Interest Common Stock” shall mean the number of common shares of Industries  issued to the Lenders by Industries on any Interest Due Date pursuant to the provisions of Section 3.3(a) hereof.

“Interest Due Date” shall mean September 30, 2010, December 31, 2010, March 31, 2011, and on the Maturity Date, whenever same occurs.

“Interest Rate” shall have the meaning set forth in Section 3.1.

“Interest Period” shall mean (i) with respect to the period commencing on the date of this Agreement, the number of days elapsed from such date until September 30, 2010, (ii) with respect to the period ending on each Interest Due Date thereafter, the number of days elapsed from the immediately preceding Interest Due Date until the immediately following Interest Due Date, and (iii) with respect to the period ending on the Maturity Date, the number of days elapsed from the immediately preceding Interest Due Date to the Maturity Date or the date on which all interest due on such  Maturity Date is actually paid.

“Investment” shall mean, with respect to any Person, any investment in another Person, whether by acquisition of any debt or equity security, by making any loan or advance, by becoming obligated with respect to a Contingent Liability in respect of obligations of such other Person (other than travel and similar advances to employees in the ordinary course of business).

 “Liabilities” shall mean at all times all liabilities of any Borrower that would be shown as such on a balance sheet of the Borrower prepared in accordance with GAAP.

“Lien” shall mean, with respect to any Person, any interest granted by such Person in any real or personal property, asset or other right owned or being purchased or acquired by such Person (including an interest in respect of a Capital Lease) which secures payment or performance of any obligation and shall include any mortgage, lien, encumbrance, title retention lien, charge or other security interest of any kind, whether arising by contract, as a matter of law, by judicial process or otherwise.

“Loan” shall have the meaning set forth in Section 2.1 hereof.

“Loan Account” shall have the meaning set forth in Section 2.2 hereof.

“Loan Documents” shall mean each the Note and each of the other agreements, documents, instruments and certificates set forth in Section 5.1 hereof, and any and all such other instruments, documents, certificates and agreements from time to time executed and delivered by any Borrower for the benefit of the Lenders or either of them pursuant to any of the foregoing, and all amendments, restatements, supplements and other modifications thereto.

“Material Adverse Effect” means (a) a material adverse change in, or a material adverse effect upon, the assets, business, properties, prospects, condition (financial or otherwise) or results of operations of any Borrower, taken as a whole; (b) a material impairment of the ability of any Borrower, taken as a whole, to perform any of their respective obligations under the Related Documents; (c) a material adverse change on any substantial portion of the Collateral; (d) a material adverse effect on the perfection or priority of any Lien granted to the Lenders under the Loan Documents or the rights or remedies of the Lenders under the Loan Documents, taken as a whole; or (e) a material adverse effect on the legality, validity, binding effect or enforceability against any Borrower of any of the Related Documents to which they are parties, except to the extent, with respect to the preceding clauses (a)-(e), such material change or material adverse effect was caused by any Lenders or any of its or his Affiliates.

“Maturity Date” shall mean June 30, 2011 or such earlier date as the Note and the Loan and all Obligations shall become due and payable in full under the provisions of the Note and this Agreement, whether upon acceleration, default, termination or otherwise.

“Net Cash Proceeds” shall mean, the aggregate cash proceeds (including cash proceeds received pursuant to policies of insurance or by way of deferred payment of principal pursuant to a note, installment receivable or otherwise, but only as and when received) received by any Borrower pursuant to an Asset Disposition net of (i) the direct costs relating to such sale, lease, assignment, transfer or other disposition (including sales commissions and legal, accounting and investment banking fees), (ii) taxes paid or reasonably estimated by such Borrower to be payable as a result thereof (after taking into account any available tax credits or deductions and any tax sharing arrangements), and (iii) amounts required to be applied to the repayment of any Debt secured by a Lien on the asset subject to such Asset Disposition.

“Note” shall mean the Amended and Restated Promissory Note, of even date herewith, duly executed by the Borrowers and payable to the order of the Lenders, together with any and all renewal, extension, modification or replacement promissory notes executed by the Borrowers and delivered to the Lenders and given in substitution therefor.

“Obligations” shall mean the Loan, all interest accrued thereon and all sums of money owed to or expenses incurred by the Lenders hereunder or under any other Loan Document.

“Obligor” shall mean the Borrowers and each of them and such term may be used interchangeably with Borrower or Borrowers in this Agreement.

“Permitted Equity Offering” shall mean an arms length bona fide third party sale by Industries of up to Five Million Dollars ($5,000,000) worth of its Equity Securities provided that such sale is made for cash received by Industries (or conversion of Debt as permitted by Section 7.6) at the time of closing of such sale.

“Permitted Liens” shall mean (a) Liens for Taxes, assessments or other governmental charges not at the time delinquent or thereafter payable without penalty or being contested in good faith by appropriate proceedings and, in each case, for which any Borrower maintains adequate reserves in accordance with GAAP and in respect of which no Lien has been filed; (b) easements, rights of way, restrictions, minor defects or irregularities in title and other similar Liens not interfering in any material respect with the ordinary conduct of the business of the Borrower;  (c) Liens granted to the Lenders under the Related Documents; (d) Liens granted under any A/R Facility on the accounts covered by such A/R Facility (e) Liens permitted under the Security Agreement; (f) Liens granted to the Second Lien Holders under the Second Lien Documents; (g) Liens approved by the Lenders in writing, at their sole discretion; and (h) Liens securing Debt permitted by Section 7.2(e) incurred to finance the acquisition of fixed or capital assets, provided that (1) such Liens shall be created substantially simultaneously with the acquisition of such assets, (2) such Liens do not at any time encumber any assets other than the assets financed by such Debt, (3) such Liens do not and are not modified to secure other Debt and the amount of Debt secured thereby is not increased and (4) the principal amount of Debt secured by any such Lien shall at no time exceed the original purchase price of such fixed or capital assets.

“Person” shall mean any natural person, partnership, limited liability company, corporation, trust, joint venture, joint stock company, association, unincorporated organization, government or agency or political subdivision thereof, or other entity, whether acting in an individual, fiduciary or other capacity.

“Related Documents” shall mean collectively, the Loan Documents, and any other agreements entered into by the Borrowers with respect to any of the Loan Documents.

“Second Lien Documents” shall mean the promissory notes and amendments to promissory notes and UCC financing statements issued to the Second Lien Holders.

“Second Lien Holders” shall mean, collectively, the following secured creditors of Industries:  Joel Oppenheimer, Claud J. Jacobs Residuary Trust, Monster Bridge Ventures LLC, George Gilman, SC Hydraulics, Inc., Garuda, U.S., Inc., Equity Trust Company D.B.A. Sterling Trust, Custodian FBO: Richard Kraniak, Francis Jungers, Kenton Chickering, Karl Geoca, Thomas A. Newton, Jr., Eads Investments I, LLC., and Brad McWilliams.

“Security Agreement” shall have the meaning set forth in Section 5.1 hereof.

“Securities Act” shall mean the Securities Act of 1933, as amended.

“Securities” shall mean, collectively, the Note, the Warrant, the Interest Common Stock and the Warrant Shares.

“Securities Laws” shall mean all applicable United States federal and state securities laws and regulations thereunder applicable to the registration, mortgaging, hypothecating, pledging or selling or offering to mortgage, hypothecate, pledge or sell securities in the United States and any relevant state, including (i) the Securities Act of 1933, the Securities Exchange Act of 1934 and the Sarbanes-Oxley Act of 2002, (ii) the rules and regulations of the National Quotation Bureau, the OTC Bulletin Board, the Financial Regulatory Authority, the Securities and Exchange Commission and any other regulatory authority having authority with respect to the trading of over the counter stocks, (iii) all relevant state’s Blue Sky laws, and (iv) all other applicable securities laws.

“Subsidiary” and “Subsidiaries” shall mean, respectively, with respect to any Person, each and all such corporations, partnerships, limited partnerships, limited liability companies, limited liability partnerships, joint ventures or other entities of which or in which such Person owns, directly or indirectly, such number of outstanding Capital Securities as have more than fifty percent (50.00%) of the ordinary voting power for the election of directors or other managers of such corporation, partnership, limited liability company or other entity.  Unless the context otherwise requires, each reference to Subsidiaries herein shall be a reference to Subsidiaries of any Borrower.

“Stock Pledge” shall have the meaning set forth in Section 5.1(d) hereof.

“Taxes” shall mean any and all present and future stamp and documentary taxes or other taxes, duties, levies, imposts, deductions, assessments, charges or withholdings, and any and all liabilities (including interest and penalties and other additions to taxes) with respect to the foregoing.

“UCC” shall mean the Uniform Commercial Code in effect in the State of Texas from time to time.

“Unmatured Event of Default” shall mean any event which, with the giving of notice, the passage of time or both, would constitute an Event of Default.

“Voidable Transfer” shall have the meaning set forth in Section 9.14 hereof.

“Warrant” shall have the meaning set forth in Section 5.1(f) hereof.

“Warrant Shares” shall have the meaning set forth in Section 5.1(f) hereof.

Section 1.2            Accounting Terms.  Any accounting terms used in this Agreement which are not specifically defined herein shall have the meanings customarily given them in accordance with GAAP.  Calculations and determinations of financial and accounting terms used and not otherwise specifically defined hereunder and the preparation of financial statements to be furnished to the Lenders pursuant hereto shall be made and prepared, both as to classification of items and as to amount, in accordance with GAAP as used in the preparation of the financial statements of the Borrower on the date of this Agreement.

Section 1.3             Other Interpretive Provisions.

(a)           The meanings of defined terms are equally applicable to the singular and plural forms of the defined terms.  Whenever the context so requires, the neuter gender includes the masculine and feminine, the single number includes the plural, and vice versa, and in particular the word “Borrower” shall be so construed.

(b)           Section and Schedule references are to this Agreement unless otherwise specified.  The words “hereof”, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement.

(c)           The term “including” is not limiting, and means “including, without limitation”.

(d)           The term “day” means a calendar day commencing on 12:00 a.m. and ending at 12:00 a.m. on the immediately following calendar day.

(e)           Unless otherwise expressly provided herein, (i) references to agreements (including this Agreement and the other Loan Documents) and other contractual instruments shall be deemed to include all subsequent amendments, restatements, supplements and other modifications thereto, but only to the extent such amendments, restatements, supplements and other modifications are not prohibited by the terms of any Loan Document, and (ii) references to any statute or regulation shall be construed as including all statutory and regulatory provisions amending, replacing, supplementing or interpreting such statute or regulation.

(f)            To the extent any of the provisions of the other Loan Documents are inconsistent with the terms of this Agreement; the provisions of this Agreement shall govern.

Section 2.              Loan.

2.1           Outstanding Debt.  The Borrowers are jointly and severally liable, and jointly and severally agree to pay, to the Lenders, in an equal share to each Lender (on a 50/50 basis), the amount of [SEVEN HUNDRED AND SIX THOUSAND ONE HUNDRED TWENTY-FIVE DOLLARS ($706,125)] and all other Obligations under the Note and Related Loan Documents (the “Loan”).

2.2           Loan Account.  The Lenders shall maintain a loan account (the “Loan Account”) on their books in which shall be recorded (i) all payments made by Borrowers on the Loan and (ii) all other appropriate debits and credits as provided in this Agreement, including, without limitation, all interest, charges and expenses.  All amounts recorded in the Loan Account shall be, absent manifest error, prima facie evidence of (i) the principal amount of the Loan remaining due hereunder, (ii) any accrued and unpaid interest owing on the Loan, and (iii) all amounts repaid on the Loan; provided, however, the failure to maintain any such Loan Account or to record any such amount or any error in recording such amounts shall not limit or otherwise affect the obligations of the Borrowers under this Agreement to repay the principal amount of the Loan, together with all interest accruing thereon.

2.3           Note.  The Loan shall be evidenced by the Note.

Section 3.              Interest Rate and Expenses.

3.1           Interest Rates.  Except as otherwise provided in Section 3.2, the Loan shall accrue interest during each Interest Period at a rate per annum equal to ten percent (10%) (“Interest Rate”).  After the occurrence and during the continuation of an Event of Default, interest on the outstanding principal balance of the Loan shall accrue interest at the Default Rate.  Except as otherwise set forth herein, all interest at the Interest Rate shall be calculated on a per diem basis based on a year consisting of 360 days and shall be paid for the actual number of days elapsed during each Interest Period.

3.2           Payment of Interest.  Accrued and unpaid interest at the Interest Rate shall be due and payable for the applicable Interest Period on each Interest Due Date as follows:

(a)           In cash, or;

(b)           At Industries’ option, Industries may by notice in writing to the Lenders, elect to pay all interest due by the Borrowers by issuing authorized but unissued common shares of Industries to the Lenders in the amount set forth in Section 3.3.

(c)           All accrued but unpaid interest due under this Agreement and the Note shall be paid in full on the Maturity Date.

3.3           Computation and Issuance of Common Shares.

(a)           In the event Industries elects to issue Interest Common Stock to the Lenders on any Interest Due Date, the amount of Interest Common Stock to be issued on such date shall be determined on a per diem basis where the interest due by the Borrowers on the Loan per day during any Interest Period will be deemed to equal a total of 5,000 common shares (or 2,500 common shares per Lender) of Industries (par value of $0.001 per share) and the number of shares to be issued to the Lenders on any Interest Due Date shall be determined by multiplying 5,000 by the number of days elapsed in the applicable Interest Period.

(b)           Interest Common Stock shall be issued and delivered by Industries pursuant to agreed procedures determined by the Board of Directors of Industries in compliance with its incorporation documents, Delaware law and all relevant federal and local Securities Laws.

(c)           All Interest Common Stock to be issued on any Interest Due Date shall be issued and delivered by Industries to the Lenders in equal shares (on a 50/50 basis) no later than five (5) Business days after such Interest Due Date, with the result that each Lender shall have issued and delivered to it or him, as applicable, a certificate representing Common Shares of Industries equal to 50% of the Interest Common Stock issued by Industries to Lenders on such Interest Payment Date.

(d)           All Interest Common Stock issued to the Lenders shall be (i) deemed fully paid and non-assessable and be entitled to rights and privileges of other common stockholders of Industries and (ii) in full payment and satisfaction of all interest due by the Borrowers on the applicable Interest Due Date.

(e)           The certificates for all Interest Common Stock issued to each Lender shall bear the legend set forth in Section 7A.3 hereof.

3.4           Costs, Fees and Expenses.  The Borrowers shall pay or reimburse the Lenders (up to $34,000) for all reasonable costs, fees and expenses incurred by the Lenders, or for which the Lenders become obligated, in connection with, any and all stamp and other taxes payable in connection with this Agreement or the other Loan Documents, UCC search fees, filing fees and other costs and expenses (including reasonable attorneys fees) in connection with the execution and delivery of this Agreement and the other Loan Documents.  That portion of the Obligations consisting of costs, expenses or advances to be reimbursed by the Borrower to the Lenders pursuant to this Agreement or the other Loan Documents which are not paid on or prior to the date hereof shall be payable by the Borrower to the Lenders within five (5) Business Days of notice thereof or at the Lenders’ option, on notice to the Borrowers, be rolled into and added to the principal amount of the Loan and Note.  In addition, if at any time or times hereafter the Lenders: (a) employ counsel for advice or other representation (i) to represent the Lenders in any litigation, contest, dispute, suit or proceeding or to commence, defend, or intervene or to take any other action in or with respect to any litigation, contest, dispute, suit, or proceeding (whether instituted by the Lenders, the Borrower, or any other Person) in any way or respect relating to this Agreement, the other Loan Documents or the Borrower’s business or affairs, or (ii) to enforce any rights of the Lenders against the Borrower or any other Person that may be obligated to the Lenders by virtue of this Agreement or the other Loan Documents; (b) takes any action to protect, collect, sell, liquidate, or otherwise dispose of any of the Collateral; and/or (c) attempts to or enforces any of the Lenders’ rights or remedies under this Agreement or the other Loan Documents, the costs and expenses incurred by the Lenders in any manner or way with respect to the foregoing, shall be part of the Obligations, payable by the Borrower to the Lenders on demand.

Section 4.              Payments.

4.1           Principal Payments.  Unless sooner paid in full, the outstanding principal balance of the Loan shall be paid in full on the Maturity Date.  Principal amounts repaid on the Loan may not be borrowed again.

4.2           Mandatory Prepayment.  The Borrowers shall make a prepayment of the outstanding principal amount of the Loan concurrently with the receipt by the Borrowers of any Net Cash Proceeds from any Asset Disposition in an amount equal to 100% of such Net Cash Proceeds.

4.3           Optional Prepayments.  The Borrowers may voluntarily prepay amounts due on the Note, in whole or in part, at any time on or after the date hereof.

4.4           Due Date Extensions.  If any payment to be made by the Borrowers hereunder shall become due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day and such extension of time of the applicable Interest Period or Maturity Date shall be included in computing any interest in respect of such payment; provided, however, that if the effect of any extension would be to carry the payment over to the next calendar month, such payment shall be due and made on the preceding Business Day of the month in which such payment is due and any such reduction of time in the applicable Interest Period shall be included in computing interest due on such date of payment.

4.5           Collection of Funds.  All payments made by the Borrowers hereunder or under any of the Loan Documents shall be made without setoff, counterclaim, or other defense and shall be applied first to the payment of accrued interest, next to the payment of all other fees, charges or costs owed to Lenders under the Agreement and then to the payment of outstanding principal owed on the Loan.

4.6           Taxes.

(a)           Any and all payments by or on account of any obligation of the Borrowers hereunder or under any other Loan Document shall be made free and clear of and without reduction or withholding for any Taxes.  If, however, applicable law requires the Borrowers or the Lenders to withhold or deduct any Tax, such Tax shall be withheld or deducted in accordance with such laws as determined by the Borrowers or the Lenders, as the case may be.  If the Borrowers or the Lenders shall be required by any applicable laws to withhold or deduct any Taxes from any payment, then (i) the Borrowers or the Lenders, as required by such laws, shall withhold or make such deductions, (ii) the Borrowers or the Lenders, to the extent required by such laws, shall timely pay the full amount so withheld or deducted by it to the relevant Governmental Authority in accordance with such laws, and (iii) to the extent that the withholding or deduction is made on account of Indemnified Taxes, the sum payable by the Borrowers shall be increased as necessary so that after any required withholding or the making of all required deductions (including deductions applicable to additional sums payable under this Section 4.6) the Lenders receive an amount equal to the sum it would have received had no such withholding or deduction been made.

(b)           Without limiting the provisions of subsection (a) above, the Borrowers shall, and do hereby jointly and severally, indemnify and hold harmless the Lenders, and shall make payment in respect thereof within ten (10) days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section) withheld or deducted by the Borrowers or the Lenders or paid by the Lenders, and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority.

Section 5.              Conditions of Borrowing.

The obligation of the Lenders to disburse any portion of the Loan is subject to the following conditions precedent:

5.1           Initial Closing Conditions.  The Lenders shall have received all of the following, each duly executed and dated the Closing Date (or such earlier date as shall be satisfactory to the Lenders), in form and substance satisfactory to the Lenders (and the date on which all such conditions precedent have been satisfied or waived in writing by the Lenders is called the “Closing Date”):

(a)           Loan Agreement.  Two copies of this Agreement duly executed by the Borrowers.

(b)           Note.  The Note evidencing the Loan in form and substance satisfactory to the Lenders, duly executed by the Borrowers.

(c)           Security Agreement.  An Amended and Restated Security Agreement dated as of the date of this Agreement, executed by the Borrowers, in the form prepared by and acceptable to the Lenders (the “Security Agreement”).

(d)           Stock Pledge.  A pledge of all of the issued and outstanding shares of Hemiwedge executed by Industries in favor of Lenders, in form and substance satisfactory to Lenders (“Stock Pledge”)

(e)           Assignment Agreement.  The execution and delivery to the Lenders by the Bank of the Assignment Agreement in form and substance satisfactory to the Lenders and delivery to the Lenders of all Prior Loan Documents in a manner acceptable to the Lenders.

(f)           Stock Warrants.  The issuance and delivery to Lenders of a Stock Warrant or Warrants (“Warrant”) for 2,875,000 shares of common stock of Industries (par value of $0.001 each) exercisable within sixty (60) months after the Closing Date for a purchase price of $0.10 per share (“Warrant Shares”); provided that the amount of Warrant Shares shall be reduced to 575,000 Shares of Common Stock at a purchase price of $0.10 per share if, within forty-five (45) days of the effective date of this Agreement, either (i) Lenders sell all (but not less than all) of their interest in the Loan and Note to a third party for the full outstanding balance of the Loan, plus all interest and costs owed thereon (including attorney’s fees of Lenders) or (ii) the Loan and all Obligations are paid in full plus all interest and costs (without duplication) owed thereon (including attorney fees of Lenders) all in the form and substance satisfactory to the Lenders.

(g)           Search Results; Lien Terminations.  Copies of UCC search reports dated such a date as is reasonably acceptable to the Lenders, listing all effective financing statements which name the Borrowers, as debtor, together with copies of such financing statements.

(h)           UCC #3 Assignments.  Delivery to the Lenders of all necessary UCC #3 Assignments of Financing Statements duly executed by the Bank in favor of the Lenders with respect to all liens and security interests granted by the Borrowers to the Bank pursuant to the Prior Security Agreement and Prior Loan Documents, all in form and substance satisfactory to the Lenders.

(i)            Organizational and Authorization Documents.  Copies of (i) the Certificate of Incorporation and Bylaws and Certificate of Organization or Incorporation of each of Industries and Hemiwedge as applicable; (ii) resolutions of the Board of Directors of each of Industries and Hemiwedge, as applicable, approving and authorizing such Person’s execution, delivery and performance of the Loan Documents and Related Documents to which it is party and the transactions contemplated thereby, and, with respect to Industries, the issuance of the Interest Common Shares; and (iii) signature and incumbency certificates of the officers of each of Industries and Hemiwedge, as applicable, executing any of the Related Documents.

(j)            Good Standing Certificates.  Copies of good standing certificates in the state of incorporation and formation of Industries and Hemiwedge, as applicable.

(k)           Additional Documents.  Such other certificates, financial statements, schedules, resolutions, opinions of counsel, notes and other documents which are provided for hereunder or which the Lenders shall reasonably require.

5.2           Further Conditions.  The obligation of the Lenders to close and continue the Loan is subject to the following additional conditions precedent that:

(a)           Event of Default.  No Event of Default, or Unmatured Event of Default, shall have occurred and be continuing or would result therefrom.

(b)           Representations and Warranties.  The representations or warranties of the Borrowers contained in this Agreement or in any Related Document shall be true and correct in all respects on the Closing Date and shall remain true and correct thereafter (except to the extent stated to relate to a specific earlier date, in which case such representations and warranties shall be true and correct as of such earlier date); provided, however, that such representations and warranties shall be deemed to be true and correct unless the failure or failures of all such representations and warranties to be true and correct would reasonably be expected, in the aggregate, to have a Material Adverse Effect.

(c)           Material Adverse Effect.  There has been no development or event, which has had or could reasonably be expected to have a Material Adverse Effect.

Each payment of interest in cash or issuance of Interest Common Shares on any Interest Due Date shall constitute a representation and warranty by each Borrower that the conditions contained in this Section 5.2 have been satisfied.

Section 6.              Representations and Waranties.

To induce the Lenders to purchase the Prior Indebtedness and extend and continue the Loan, the Borrowers each make the following representations and warranties to the Lenders, each of which shall survive the execution and delivery of this Agreement:

6.1           Organization and Name.

(a)           Industries is a corporation duly organized, existing and in good standing under the laws of the State of Delaware, with all requisite power and authority to carry on and conduct its business as presently conducted and to enter into and perform its obligations under this Agreement and the Related Documents.

(b)           Hemiwedge is a corporation duly organized, existing and in good standing under the laws of the State of Texas, with all requisite power and authority to carry on and conduct its business as presently conducted and to enter into and perform its obligations under this Agreement and the Related Documents.

(c)           The exact legal name of each Borrower is as set forth in the first paragraph of this Agreement.

6.2           Authorization.  All necessary and appropriate action by each board of directors of the Borrowers has been taken (a) on the part of each Borrower to authorize the execution and delivery by each of the Borrowers of this Agreement and the Related Documents and (b) on the part of Industries, to issue and deliver the Interest Common Shares.

6.3           Validity and Binding Nature.  This Agreement has been duly executed and delivered by each Borrower and is the legal, valid and binding obligation of each such Borrower, enforceable against each Borrower in accordance with its terms, subject to bankruptcy, insolvency and similar laws affecting the enforceability of creditors’ rights generally and to general principles of equity.

6.4           Consent; Absence of Breach.  The execution, delivery and performance by each Borrower of this Agreement and the Related Documents as applicable, does not and will not (i) require any consent, approval, authorization, or filings with, notice to or other act by or in respect of, any Governmental Authority or any other Person (other than any consent or approval which has been obtained and is in full force and effect); (ii) conflict with (A) any provision of law or any applicable regulation, order, writ, injunction or decree of any court or Governmental Authority, or (B) any other loan or credit agreement entered into and currently in force by either Borrower, or (C) any material agreement, indenture, instrument or other document, or any judgment, order or decree, which is binding upon any Borrower or any of its properties or assets; or (iii) require, or result in, the creation or imposition of any Lien on any asset of the Borrowers, other than Liens in favor of the Lenders.

6.5           Adverse Circumstances.  No condition, circumstance, event, agreement, document, instrument, restriction, litigation or proceeding (or threatened litigation or proceeding or basis therefor) exists which can reasonably be expected to (i) have a Material Adverse Effect, or (ii) constitute an Event of Default or an Unmatured Event of Default.

6.6           Financial Statements.  All financial statements with respect to each Borrower that have been submitted to the Lenders have been prepared on a basis, except as otherwise noted therein, consistent with the previous fiscal year and present fairly the financial condition of each Borrower and the results of the operations for each such as of such date and for the periods indicated, all in accordance with GAAP.  Since the date of the most recent financial statement, there has been no change in the financial condition or in the assets or liabilities of either Borrower having a Material Adverse Effect on such Borrower.

6.7           Litigation and Contingent Liabilities.  Except as set forth in Schedule 6.7, there is no litigation, arbitration proceeding, demand, charge, claim, petition or governmental investigation or proceeding pending, or, to Borrowers’ knowledge, threatened, against any Borrower, which, if adversely determined, which might reasonably be expected to have a Material Adverse Effect.  Other than any liability incident to such litigation or proceedings, neither Borrower has any material guarantee obligations, contingent liabilities, liabilities for taxes, or any long-term leases or unusual forward or long-term commitments, including any interest rate or foreign currency swap or exchange transaction or other obligation in respect of derivatives, that are not fully-reflected or fully reserved for in the most recent audited financial statements delivered to the Lenders.

6.8           Current Borrowers Indebtedness.  Schedule 6.8  sets forth a true and correct listing of all current indebtedness of the Borrowers as of the date of this Agreement (including all trade payables in excess of $50,000).

6.9           Environmental Laws and Hazardous Substances.  No Obligor has generated, used, stored, treated, transported, manufactured, handled, produced or disposed of any Hazardous Substances in any manner which at any time violates any Environmental Law or any license, permit, certificate, approval or similar authorization thereunder, except as would not reasonably be expected to result in a Material Adverse Effect.  No Obligor has any material liability, contingent or otherwise, in connection with a release, spill or discharge, threatened or actual, of any Hazardous Substances or the generation, use, storage, treatment, transportation, manufacture, handling, production or disposal of any Hazardous Material, except as would not reasonably be expected to result in a Material Adverse Effect.  There has been no investigation, proceeding, complaint, order, directive, claim, citation or notice by any Governmental Authority or any other Person, nor is any pending or, to the best of any Obligor’s knowledge, threatened against such Obligor, and the Borrowers shall immediately notify the Lenders upon becoming aware of any such investigation, proceeding, complaint, order, directive, claim, citation or notice, with respect to any non-compliance with, or violation of, the requirements of any Environmental Law by any Borrower or the release, spill or discharge, threatened or actual, of any Hazardous Material or the generation, use, storage, treatment, transportation, manufacture, handling, production or disposal of any Hazardous Material or any other environmental, health or safety matter, which affects any Borrower or any of its businesses, operations or assets or any properties.

6.10         Taxes.  Except as set forth on Schedule 6.10, the Borrowers have each timely filed all tax returns and reports required by law to have been filed by them and have paid all Taxes due and payable with respect to such returns, except (i) any such Taxes which are being diligently contested in good faith by appropriate proceedings and for which adequate reserves in accordance with GAAP shall have been set aside on its books, are insured against or bonded over to the satisfaction of the Lenders and the contesting of such payment does not create a Lien on the Collateral or (ii) to the extent that the failure to do so (individually or collectively) could not reasonably be expected to result in a Material Adverse Effect.

6.11         Governmental Regulation.  No Obligor is subject to regulation under any federal or state statute or regulation limiting its ability to incur indebtedness for borrowed money.

6.12         [Intentionally Deleted]

6.13         Compliance with Securities Laws/Common Interest Stock.  With respect to Industries, as of the effective date of this Agreement:

(a)               The total number of authorized shares of its common stock is Fifty Million ($50,000,000) shares with a par value of $0.001 each;

(b)               There is only one class of common stock;

(c)               The total number of its issued and outstanding shares of common stock is 27,911,088;

(d)               The total number of its authorized but unissued shares of common stock is 22,088,912;

(e)               The total number of its shares of common stock held in treasury is zero (0);

(f)                The total number  of its authorized shares of preferred stock is Ten Million (10,000,000) shares with a par value of $0.001 each, of which no (0) shares are issued and outstanding;

(g)               The total amount of outstanding common stock warrants issued by Industries as of the date of this Agreement (excluding any Warrants to be issued to the Lenders under this Agreement) is 10,383,579.

(h)               The Board of Directors of Industries has (i) determined that it is in the best interests of Industries and its shareholders to grant the company’s officers the option of issuing unissued common stock  or selling treasury stock, as the case may be , and delivering the Interest Common Stock to the Lenders in lieu of paying interest in cash on any Interest Due Date, and (ii) passed all necessary directors’ resolutions to authorize (x) either the issuance of  authorized but unissued shares of common stock or (y) the reissuance of common stock treasury shares, at the option and discretion of the officers of the company, to the Lenders on any Interest Due Date; and

(i)                Industries is in compliance with all Delaware corporate laws and all Securities Laws with respect to the issuance/sale and delivery of Interest Common Stock to the Lenders in lieu of the payment of interest at the discretion of its officers and the offer, sale and issuance of the Securities are and will be exempt from the registration requirements of Securities Act, provided that, in making these representations and warranties, Industries is relying in part on the accuracy of representations and warranties of the Lenders contained in Section 7A hereof.

6.14         No Usury.  The transaction evidenced by this Agreement and the Loan Documents does not violate any usury law or other law relating to the payment of interest on loans.

6.15         Full Disclosure.  Neither this Agreement, the other Loan Documents, nor any statement or documents referred to herein or delivered to the Lenders by any of the Borrowers, or any other Person on their behalf contains any untrue statement or omits to state a material fact necessary to make the statements herein or therein not misleading.

6.16         Ownership of Collateral.

(a)           Borrowers have good and marketable title to all of the Collateral; and

(b)           Except as set forth in Schedule II to the Security Agreement, with respect to Intellectual Property licensed to other Persons, Hemiwedge, pursuant to the provisions of the Security Agreement, is pledging and granting to the Lenders a security interest in all of the Patents and Intellectual Property that it owns or in which it has a license.

6.17         Priority.  When the financing statements delivered pursuant to the Security Agreement are filed in the proper offices where each of the Borrowers are incorporated, the Lenders will have a valid and perfected first security interest in the Collateral described in the Security Agreement, subject to no prior security interest, assignment, lien or encumbrance except interests, if any, specifically approved by the Lenders in writing.

6.18         Permits.  The Borrowers each have, or will each obtain, all governmental and private permits, certificates, consents and franchises which are material to the business, property, assets, operations or condition, financial or otherwise, of the Borrowers to carry on their businesses as now being conducted.  All such governmental and private permits, certificates, consents and franchises are, or will be, valid and subsisting, and there is no existing violation thereof.

6.19         ERISA.  Each qualified retirement plan of each of the Borrowers presently conforms and is administered in a manner consistent with the Employee Retirement Income Security Act of 1974.

6.20         Survival of Representations.  All representations and warranties made by each of the Borrowers herein will survive the Closing Date, and any investigation at any time made by or on behalf of the Lenders will not diminish the Lenders’ rights to rely thereon.  All statements contained in any certificate or other instrument delivered by or on behalf of the Borrowers under or pursuant to this Agreement or in connection with the transactions contemplated hereby will constitute representations and warranties made by Borrowers hereunder.

Section 7.              Covenants.

7.1           Compliance Certificate; Notices.  The Borrowers shall furnish, or cause to be furnished, to the Lenders:

(a)           Place of Business; Collateral Locations.  At least 30 days’ prior to any change in the principal place of business or books and records of any Borrower or any change in location of Collateral provide written notice to the Lenders of such change.

(b)           Notice of Proceedings.  Promptly upon becoming aware, shall give written notice to the Lenders of any litigation, arbitration or governmental investigation or proceeding not previously disclosed or the Borrowers to the Lenders which has been instituted or, to the knowledge of the Borrowers, is threatened against either of them or to which any of their respective properties is subject which might reasonably be expected to have a Material Adverse Effect.

(c)           Notice of Event of Default or Material Adverse Effect.  Immediately after the commencement thereof, give notice to the Lenders in writing of the occurrence of any Event of Default or any Unmatured Event of Default, or the occurrence of any condition or event which could reasonably be expected to have a Material Adverse Effect.

7.2           Debt.  The Borrowers shall not, without prior written consent of the Lenders, either directly or indirectly, create, assume, incur or have outstanding any Debt (including purchase money indebtedness), or become liable, whether as endorser, guarantor, surety or otherwise, for any Debt or obligation of any other Person, except:

(a)           the Obligations under this Agreement and the other Related Documents;

(b)           obligations of the Borrowers for Taxes, assessments, municipal or other governmental charges;

(c)           Debt owed to the Second Lien Holders as of the date of this Agreement and Debt pursuant to the Bridge Notes, all of which Debt is listed in Schedule 6.8 hereto; provided, that, (i) such Debt is junior to the Obligations and (ii) no principal payments may be made on such Debt by either Borrower during the term of the Loan without the Lenders prior written consent, and provided further that no such principal payments may be made out of the proceeds of (x) any Debt permitted to be incurred pursuant to the provisions of Section 7.2(e) hereof or (y) any Permitted Equity Offering for working capital purposes of Hemiwedge; and

(d)           Debt incurred from third party lenders for working capital purposes of Hemiwedge not to exceed a total of Fifty Thousand Dollars ($50,000) during the term of the Loan, which Debt may not be secured by a Lien on any of the Collateral.

(e)           Debt (including Capitalized Lease Obligations) incurred solely to finance the acquisition of fixed or capital assets in an aggregate principal amount not to exceed, as to the Borrowers, taken together, Fifty Thousand Dollars ($50,000) at any time outstanding.

7.3           Encumbrances.  The Borrowers shall not, either directly or indirectly, create, assume, incur or suffer or permit to exist any Lien (except for Permitted Liens) or charge of any kind or character upon any asset of the Borrowers, whether owned at the date hereof or hereafter acquired, except for Permitted Liens.

7.4           Investments.  The Borrowers shall not, either directly or indirectly, make or have outstanding any Investment, except (i) bank deposits in the ordinary course of business and (ii) Industries’ equity investment in Hemiwedge existing as of the date of this Agreement, but no more.

7.5           Transfer; Sales.  The Borrowers shall not, whether in one transaction or a series of related transactions, (a) purchase or otherwise acquire all or substantially all of the assets or any Capital Securities of any class of, or any partnership or joint venture interest in, any other Person, or (b) except (i) as otherwise permitted under this Loan Agreement or (ii) for worn out or damaged machinery and equipment, provided that same is replaced with equivalent or better machinery or equipment, as appropriate, sell, transfer, convey or lease all or any part of its assets, including the Collateral except the sale by Hemiwedge of Inventory in the ordinary course of business.

7.6           Distributions.  Except as set forth below or as permitted by this Agreement or as contemplated by any Related Documents, without the Lenders prior written consent, the Borrowers shall not, (a) make any distribution or dividend, whether in cash or otherwise, to any person provided, however, that the Borrowers may pay dividends to its shareholders in the form of capital stock (in an amount not to exceed $500,000 worth per annum) or up to a maximum amount of Fifty Thousand Dollars ($50,000) in cash during the term of the Loan out of available cash derived from operations of Hemiwedge (other than cash generated by any Permitted Equity Offering or new Debt permitted by Section 7.2(d) hereof, (b) purchase or redeem any of its equity interests or any warrants, options or other rights in respect thereof, except pursuant to an “employee benefit plan” as defined under the Securities Act of 1933, as amended, (c) pay any management fees or similar fees to any of its Affiliates, (d) pay or prepay interest on, principal of, premium, if any, redemption, conversion, exchange, purchase, retirement, defeasance, sinking fund or any other payment in respect of any Debt (other than the Loan) except as for (i) conversion of any Debt into equity pursuant to the Permitted Equity Offering and (ii) otherwise permitted by Section 7.2(c) hereof, or (e) set aside funds for any of the foregoing.  Notwithstanding the foregoing, nothing in this Section shall prevent the payment by Borrowers of amounts owed to (1) Soderberg Research and Development, Inc. under that certain Asset Purchase Agreement dated as of December 2, 2005 and (2) Tejas Research & Engineering, L.P. under that certain Intellectual Property Agreement dated as of October 14, 2008.

7.7           Transactions with Affiliates.  Without Lenders’ consent (not to be unreasonably withheld, conditioned or delayed), the Borrowers shall not, directly or indirectly, enter into or permit to exist any transaction with any of its Affiliates or with any director, officer or employee of the Borrower other than as set forth in this Agreement or any of the other Related Documents.

7.8           Business Activities and Organizational Documents.  The Borrowers shall not (a) engage in any line of business other than the businesses engaged in on the date hereof and businesses reasonably related thereto or (b) permit its charter, bylaws or other organizational documents to be amended or modified in any way except with respect to changes required by any investor injecting equity funds in Hemiwedge or Industries pursuant to any Permitted Equity Offering.

7.9           Place of Business; Collateral Locations and Change of Legal Status.  Without first giving at least 30 days’ prior written notice to the Lenders and taking all action required by the Lenders for the purpose of perfecting or protecting the security interests under the Loan Documents, none of the Borrowers shall (a) change its principal place of business, the location of its books and records or location of Collateral or (b) change its name, its organizational identification number, its type of organization, its jurisdiction of organization or other legal structure.

7.10         Inconsistent Agreements.  The Borrowers shall not enter into any agreement containing any provision which would (a) be violated or breached by any borrowing by the Borrowers hereunder or by the performance by the Borrowers of any of their Obligations hereunder or under any other Loan Document, or (b) prohibit the Borrowers from granting to the Lenders a Lien on any of its assets.

7.11         Taxes.  All Taxes which hereafter become due and assessments, governmental charges and levies which are hereafter imposed on Borrowers on their respective assets, income, and profits will be paid prior to the date on which penalties attach thereto; provided that Borrowers will not be required to pay any such charge which is being contested in good faith by proper proceedings as to which adequate reserves have been established.

7.12         Qualification; Licenses.  Each of the Borrowers will take such actions or cause such actions to be taken as might be required to maintain each of the Borrowers’ corporate existence and all governmental and private permits, licenses and authorities of Borrowers necessary or desirable to the continuation of their businesses and will comply with all statues an regulations of Governmental Authorities.

7.13         Additional Documents.  At any time and from time to time, upon written request of Lenders, each of the Borrowers agrees to furnish any additional information and to execute any and all additional documents, not inconsistent with the provisions of this Agreement, which may be required by the Lenders in connection with or pursuant to any provision set forth in this Agreement or the Related Documents;

7.14         Books and Records.  Each of the Borrowers will keep and maintain accurate books and records in accordance with GAAP.

7.15         Insurance.  Each of the Borrowers will maintain property, liability, workers compensation and other forms of insurance in amounts reasonably designated at any time or from time to time by the Lender.

7.16         Registration Rights.

(a)           Piggyback Registration.  If at any time or from time to time Industries shall propose to file on its behalf or on behalf of any of its security holders a registration statement (other than with respect to a merger, combination, employee stock benefit plan or dividend reinvestment plan or any successor forms thereto) under the Securities Act on any form for the general registration of securities with respect to the class of securities represented by the Securities, Industries shall in each case:

(i)           promptly give written notice to each Lender at least thirty (30) days before the anticipated filing date, indicating the proposed offering price and describing the plan of distribution;

(ii)          include in such registration (and any related qualification under blue sky or other state securities laws or other compliance) and, at the request of any Lender, in any underwriting involved therein, all the Securities specified by any Lender in a written request delivered to Industries within twenty (20) days after receipt of such written notice from Industries; and

(iii)         if such offering is proposed to be underwritten, use its best efforts to cause the managing underwriter(s) of such proposed underwritten offering to permit the Securities to be included in the registration statement for such offering on the same terms and conditions as any similar securities of Industries included therein.

(b)           Notwithstanding the provisions of Section 7.16(a) above, if either (A) the registration limitations imposed by the Securities and Exchange Commission pursuant to Rule 415 of the Securities Act require a reduction of the amount of securities included on any registration statement filed by Industries or (B) the lead managing underwriter selected by Industries for an underwritten offering for which piggyback rights are requested by the Lenders pursuant to Section 7.16(a) determines that marketing or other factors require a limitation on the number of shares of Industries’ common stock to be offered and sold in such offering, then the Lenders agree that their shares of Interest Common Stock and Warrant Shares being included in the offering (the “Lender Registrable Securities”), shall be first either (i) reduced as necessary to meet the required limitation or (ii) if such limitation requires a greater reduction than would permit any of such Lender’s Registrable Securities to be included in such offering, excluded from any such registration statement to be filed by Industries, it being understood and agreed that all or part of the Lender Registrable Securities, as necessary, shall be removed from such registration statement prior to any securities from any other investor contained on the subject registration statement.

(c)           Each Lender who elects to exercise its rights under Section 7.16(a) agrees to furnish to Industries a completed questionnaire in the form attached to this Agreement as Schedule 7.16(b) (a “Selling Shareholder Questionnaire”) not less than two days prior to proposed filing date of a registration statement by Industries.

Section 7A.           Representations, Warranties and Covenants of the Lender.

7A.1        Representations and Warranties of the Lender.  Each Lender represents and warrants to the Borrowers that:

(a)           it is an “accredited investor” within the meaning of Rule 501 of Regulation D under the Securities Act, as presently in effect;

(b)           the Securities being purchased by it are being acquired for its own account for the purpose of investment and not with a view to, or for resale in connection with, any distribution thereof within the meaning of the Securities Act; and

(c)           it understands that (i) the Securities have not been registered under the Securities Act by reason of their issuance in a transaction exempt from the registration requirements of the Securities Act pursuant to Section 4(2) thereof or Rule 505 or 506 or Section 3(a)(9) promulgated under the Securities Act, (ii) it understands that the Securities are being offered in transactions not involving any public offering within the meaning of the Securities Act (ii) if in the future either Lender decides to offer, resell, pledge or otherwise transfer any of the Securities, such Securities may be offered, resold, pledged or otherwise transfer any of the Securities, such Securities may be offered, resold, pledged or otherwise transferred only (A) to, Industries, as issuer (B) to a person whom the seller reasonably believes is a qualified institutional buyer in a transaction meeting the requirements of Rule 144A under the Securities Act, (C) pursuant to an exemption from registration under the Securities Act provided by Rule 144 thereunder (if available), (D) to an accredited investor in a transaction exempt from the registration requirements of the Securities Act or (E) pursuant to an effective registration statement under the Securities Act, in each of cases (A) through (E) in accordance with any applicable Securities Laws of the states and other jurisdictions of the United States, and that (iii) such seller will, and each subsequent holder is required to, notify any subsequent purchaser of the Securities from it of the resale restrictions referred to in (ii) above (iv) the Securities will bear the legend to such effect set forth in Section 7A.3 hereof.

7A.2        Restricted Securities.  Subject to the provisions of Section 7A.1, the Lender agrees not to make any disposition of all or any portion of the Securities unless and until such securities are registered under the Securities Act and under any other applicable securities laws or such sale or transfer is exempt from such registration.

7A.3        Legend.  Each Lender acknowledges that the certificates evidencing the Securities will bear the legend set forth below:

THESE SECURITIES HAVE NOT BEEN REGISTERED WITH THE SECURITIES AND EXCHANGE COMMISION OR THE SECURITIES COMMISSION OF ANY STATE IN RELIANCE UPON AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT, OR ANY APPLICABLE STATE SECURITIES LAWS AND, ACCORDINGLY, MAY NOT BE OFFERED OR SOLD EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933 (“Securities Act”)  OR PURSUANT TO AN AVAILABLE EXEMPTION FROM, OR IN A TRANSACTION NOT SUBJECT TO THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND IN COMPLIANCE WITH APPLICABLE STATE SECURITIES LAWS OR BLUE SKY LAWS.

The legend set forth above shall be removed by Borrowers from any certificate evidencing Securities, and the Borrowers shall issue a certificate without such legend to the holder thereof, upon delivery to the Borrowers of an opinion by counsel (which may be counsel for the Borrower) that a registration statement under the Securities Act is at that time in effect with respect to the legended security or that such security can be freely transferred without such a registration statement being in effect and that such transfer will not jeopardize the exemption or exemptions from registration pursuant to which the Borrower issued the Securities; provided, however, that no opinion shall be required for dispositions pursuant to Rule 144 under the Securities Act or in any transfer in compliance with applicable securities laws where transferee shall receive securities bearing the legend above.

7A.4       Cancellation of Guaranties.  Lenders represent and warrant that prior to execution of this Agreement, they have executed the necessary documentation to release the Original Guarantors from their obligations under the Prior Loan Documents and further covenant and agree that such Guarantors will have no obligations under this Agreement and the Related Loan Documents.

7A.5       Subordination to A/R Facility.  Lenders covenant and agree that with respect to any Liens created under the A/R Facility to subordinate solely with respect to the receivables under such A/R Facility their right to repayment of the Obligations out of any Proceeds received by Borrowers of any such A/R Facility for which Lenders agree that the lender under such A/R Facility shall have a first priority security interest in, and only in, such receivables.

7A.6       Lenders Reaffirmation.     Each Lender reaffirms its representations, warranties and covenants in Sections 7A.1 to 7A.3 concurrently with the issuance of Interest Common Shares on any Interest Due Date.

Section 8.              Events of Default and Their Effect.

8.1           Events of Default.  The Borrowers shall be in default under this Agreement, the Note and all other Loan Documents upon the occurrence of any of the following events (each an “Event of Default”):

(a)           Nonpayment of Obligations.  Any interest or other amount due and owing on the Note or any of the Obligations, whether by its terms or as otherwise provided herein, is not paid when due and such failure shall continue for five (5) Business Days.

(b)           Misrepresentation.  Any warranty, representation, certificate or statement of any Borrower in this Agreement, the other Loan Documents or any other agreement with the Lenders shall be incorrect in any material respect when made.

(c)           Nonperformance.  Any failure to perform or default in the performance of any covenant, condition or agreement contained in this Agreement or in the other Loan Documents (other than an Event of Default described in Section 8.1(a)) which remains uncorrected for more than thirty (30) days after receipt of written notice from the Lenders of such failure to perform or default.

(d)           Bankruptcy, Insolvency, etc.  Any Borrower declares insolvency, or admits in writing its inability or refusal to pay debts as they become due; or any Borrower applies for, consents to, or acquiesces in the appointment of a trustee, receiver or other custodian for such Borrower or any property thereof, or makes a general assignment for the benefit of creditors; or, in the absence of such application, consent or acquiescence, a trustee, receiver or other custodian is appointed for any Borrower or for a substantial part of the property of any thereof; or any bankruptcy, reorganization, debt arrangement, or other case or proceeding under any bankruptcy or insolvency law, or any dissolution or liquidation proceeding, is commenced in respect of any Borrower by such Borrower or any other Person; or any Borrower takes any action to authorize, or in furtherance of, any of the foregoing.

(e)           Material Adverse Effect/Cross Default Provisions.  Any Material Adverse Effect shall occur or any Borrower shall be in default of any other promissory note or Debt obligation (other than the Bridge Notes or other obligations listed in any Schedule to this Agreement as in default on the date hereof), whether for borrowed money or otherwise, and same remains unpaid for five (5) days after demand for payment thereof has been made.

(f)           Judgments.  The entry of any final judgment, decree, levy, attachment, garnishment or other process, or the filing of any Lien against any Borrower which is not fully covered by insurance and which could reasonably be expected to result in a Material Adverse Effect.

(g)           Governmental Proceeding.  Any action or other proceeding (judicial or administrative) commenced against any Borrower or its operations by a Governmental Authority which, if adversely determined would have a Material Adverse Effect.

8.2           Effects of Events of Default/Maturity.  Upon the occurrence and during the continuation of an Event of Default, the Lenders shall have all rights, powers and remedies set forth in the Loan Documents and the other Related Documents relating to any of the Obligations or any security therefor, as a secured party under the UCC or as otherwise provided at law or in equity.  Without limiting the generality of the foregoing, without any notice or written demand from Lenders, the Loan shall be immediately due and payable and the Lenders may exercise their rights under the Security Agreement and other Related Documents.  The Borrowers hereby waive any and all presentment, demand, notice of dishonor, protest, and all other notices and demands in connection with the enforcement of the Lenders’ rights under the Loan Documents and the other Related Documents.  No delay or failure to take action by Lenders upon the occurrence of any Event of Default shall constitute a waiver by Lenders of any of their rights or remedies under this Agreement, nor shall such delay or failure of or actual waiver given by Lenders on any one or more occasions be deemed to be a waiver of Lenders’ rights with respect to any future Events of Default hereunder, provided that no such waiver shall constitute a waiver if any future Event of Default which may occur.

8.3           Waiver of Event of Default.  The Lenders may, by an instrument in writing signed by the Lenders, waive any Event of Default that has occurred and any of the consequences of such Event of Default; and in such event, Borrowers will be restored to their respective former positions,  rights and Indebtedness under this Agreement and the Related Documents.  Any Event of Default so waived will, for all purposes of this Agreement, be deemed to have been cured and not to be continuing, provided that no such waiver shall constitute a waiver of any future Event of Default unless Lenders otherwise specifically agree in writing.

Section 9.               Miscellaneous.

9.1           Notices.         All notices, requests, demands and other communications provided for hereunder shall be in writing and addressed to the Parties as follows:

If to the Borrowers:	Hemiwedge Industries, Inc.
1011 Beach Airport Road
Conroe, Texas 77301
Fax: 936.539.2990

and

Hemiwedge Valve Corporation
1011 Beach Airport Road
Conroe, Texas 77301
Fax: 936.539.2990

With a copy to:

Indeglia & Carney, P.C.
1900 Main Street, Suite 300
Irvine, CA 92614
Attention: Marc A. Indeglia, Esq.
Fax: 949.861.3324

If to the Lenders:	To the addresses listed underneath each such Lenders name on the signature pages hereof.

or at such other address as any Party may designate to the other Parties by written notice.  All such notices and communications shall be deemed to have been duly given: at the time delivered by hand, if personally delivered; when received, if deposited in the mail postage prepaid; when transmission is verified, if sent by fax; and on the next Business Day, if timely delivered (as shown on a delivery receipt) to an air courier guaranteeing overnight delivery.

9.2           ENTIRE AGREEMENT.  THIS AGREEMENT, TOGETHER WITH THE OTHER LOAN DOCUMENTS SETS OUT THE FINAL AGREEMENT BETWEEN THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES, AND, SUPERSEDES ALL NEGOTIATIONS, REPRESENTATIONS, WARRANTIES, COMMITMENTS, TERM SHEETS, DISCUSSIONS, NEGOTIATIONS, OFFERS OR CONTRACTS (OF ANY KIND OR NATURE, WHETHER ORAL OR WRITTEN) PRIOR TO OR CONTEMPORANEOUS WITH THE EXECUTION HEREOF WITH RESPECT TO ANY MATTER, DIRECTLY OR INDIRECTLY RELATED TO THE TERMS OF THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS.  NO PROMISES, EITHER EXPRESSED OR IMPLIED, EXIST BETWEEN THE BORROWER AND THE LENDERS, UNLESS CONTAINED HEREIN OR THEREIN.  THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS ARE THE RESULT OF NEGOTIATIONS AMONG THE LENDERS AND THE BORROWERS AND HAVE BEEN REVIEWED (OR HAVE HAD THE OPPORTUNITY TO BE REVIEWED) BY COUNSEL TO ALL SUCH PARTIES, AND ARE THE PRODUCTS OF ALL PARTIES.  ACCORDINGLY, THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS SHALL NOT BE CONSTRUED MORE STRICTLY AGAINST THE LENDERS MERELY BECAUSE OF THE LENDERS’S INVOLVEMENT IN THEIR PREPARATION.

9.3           Amendments; Waivers.  No delay on the part of the Lenders in the exercise of any right, power or remedy shall operate as a waiver thereof, nor shall any single or partial exercise by the Lenders of any right, power or remedy preclude other or further exercise thereof, or the exercise of any other right, power or remedy.  No amendment, modification or waiver of, or consent with respect to, any provision of this Agreement or the other Loan Documents shall in any event be effective unless the same shall be in writing and acknowledged by the Lenders, and then any such amendment, modification, waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.

9.4           Governing Law.  This Agreement and the other Loan Documents (i) shall be delivered and accepted in and shall be deemed to be contracts made under and governed by the internal laws of the State of Texas applicable to contracts made and to be performed entirely within such State, without regard to conflict of laws principles, and (ii) shall be governed, construed and interpreted in accordance with the internal laws of the state of Texas.

9.5           FORUM SELECTION AND CONSENT TO JURISDICTION.  ANY LITIGATION BASED HEREON, OR ARISING OUT OF, UNDER, OR IN CONNECTION WITH THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT, SHALL BE BROUGHT AND MAINTAINED EXCLUSIVELY IN THE COURTS OF THE STATE OF TEXAS AND OF THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF TEXAS.  THE LENDERS AND THE BORROWERS HEREBY EXPRESSLY AND IRREVOCABLY SUBMIT TO THE JURISDICTION OF THE COURTS OF THE STATE OF TEXAS AND OF THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF TEXAS FOR THE PURPOSE OF ANY SUCH LITIGATION AS SET FORTH ABOVE.  THE LENDERS AND THE BORROWERS FURTHER IRREVOCABLY CONSENT TO THE SERVICE OF PROCESS BY REGISTERED MAIL, POSTAGE PREPAID, OR BY PERSONAL SERVICE WITHIN OR WITHOUT THE STATE OF TEXAS.  THE LENDERS AND THE BORROWERS EACH HEREBY EXPRESSLY AND IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY OBJECTION WHICH THEY MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY SUCH LITIGATION BROUGHT IN ANY SUCH COURT REFERRED TO ABOVE AND ANY CLAIM THAT ANY SUCH LITIGATION HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.

9.6           WAIVER OF JURY TRIAL.  THE LENDERS AND THE BORROWERS, AFTER CONSULTING OR HAVING HAD THE OPPORTUNITY TO CONSULT WITH COUNSEL, EACH KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVE IRREVOCABLY, ANY RIGHT TO A TRIAL BY JURY IN ANY ACTION OR PROCEEDING TO ENFORCE OR DEFEND ANY RIGHTS UNDER THIS AGREEMENT, ANY NOTE, ANY OTHER LOAN DOCUMENT, ANY OF THE OTHER OBLIGATIONS, THE COLLATERAL, OR ANY AMENDMENT, INSTRUMENT, DOCUMENT OR AGREEMENT DELIVERED OR WHICH MAY IN THE FUTURE BE DELIVERED IN CONNECTION HEREWITH OR THEREWITH OR ARISING FROM ANY LENDING RELATIONSHIP EXISTING IN CONNECTION WITH ANY OF THE FOREGOING, OR ANY COURSE OF CONDUCT OR COURSE OF DEALING IN WHICH THE LENDERS AND THE BORROWERS ARE ADVERSE PARTIES, AND EACH AGREES THAT ANY SUCH ACTION OR PROCEEDING SHALL BE TRIED BEFORE A COURT AND NOT BEFORE A JURY.  THIS PROVISION IS A MATERIAL INDUCEMENT FOR THE LENDERS GRANTING ANY FINANCIAL ACCOMMODATION TO THE BORROWERS.

9.7           Assignability.  The Lenders may assign the Lenders’ rights in this Agreement, the other Loan Documents, the Obligations, or any part thereof or transfer the Lenders’ rights in any or all of the Collateral without the Borrowers’ prior written consent (which may not be unreasonably withheld, conditioned or delayed).  The Borrowers may not sell or assign this Agreement, or any other agreement with the Lenders or any portion thereof, either voluntarily or by operation of law, without the prior written consent of the Lenders.  This Agreement shall be binding upon the Lenders and the Borrowers and their respective legal representatives and successors.  All references herein to the Borrowers shall be deemed to include any successors, whether immediate or remote.

9.8           Confirmations.  The Borrowers and the Lenders agree from time to time, upon written request received by it from the other, to confirm to the other in writing the aggregate unpaid principal amount of the Loan then outstanding.

9.9           Enforceability.  Wherever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be prohibited by, unenforceable or invalid under any jurisdiction, such provision shall as to such jurisdiction, be severable and be ineffective to the extent of such prohibition or invalidity, without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction.

9.10         Survival of Borrowers Representations.  All covenants, agreements, representations and warranties made by the Borrowers herein shall, notwithstanding any investigation by the Lenders, be deemed material and relied upon by the Lenders and shall survive the making and execution of this Agreement and the Loan Documents and the issuance of any Note, and shall be deemed to be continuing representations and warranties until such time as the Borrowers have fulfilled all of their Obligations to the Lenders, and the Lenders have been indefeasibly paid in full in cash.  The Lenders, in extending financial accommodations to the Borrower, are expressly acting and relying on the aforesaid representations and warranties.

9.11         Time of Essence.  Time is of the essence in making payments of all amounts due the Lenders under this Agreement and in the performance and observance by the Borrowers of each covenant, agreement, provision and term of this Agreement.

9.12         Counterparts; Facsimile Signatures.  This Agreement may be executed in any number of counterparts and by the different parties hereto on separate counterparts and each such counterpart shall be deemed to be an original, but all such counterparts shall together constitute but one and the same Agreement.  Receipt of an executed signature page to this Agreement by facsimile or other electronic transmission shall constitute effective delivery thereof.  Electronic records of executed Loan Documents maintained by the Lenders shall deemed to be originals thereof.

9.13         Indemnification.  The Borrowers jointly and severally agree to defend (with counsel satisfactory to the Lenders), protect, indemnify, exonerate and hold harmless each Indemnified Party from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, claims, costs, expenses and distributions of any kind or nature (including the disbursements and the reasonable fees of counsel for each Indemnified Party thereto, which shall also include, without limitation, reasonable attorneys’ fees and time charges of attorneys who may be employees of any Indemnified Party), which may be imposed on, incurred by, or asserted against, any Indemnified Party (whether direct, indirect or consequential and whether based on any federal, state or local laws or regulations, including securities laws, Environmental Laws, commercial laws and regulations, under common law or in equity, or based on contract or otherwise) in any manner relating to or arising out of this Agreement or any of the Loan Documents, or any act, event or transaction related or attendant thereto, the preparation, execution and delivery of this Agreement and the Loan Documents, including the making or issuance and management of the Loan, the use or intended use of the proceeds of the Loan, the enforcement of the Lenders’ rights and remedies under this Agreement, the Loan Documents, any Note, any other instruments and documents delivered hereunder, or under any other agreement between the Borrowers and the Lenders; provided, however, that the Borrowers shall not have any obligations hereunder to any Indemnified Party with respect to matters determined by a court of competent jurisdiction by final and nonappealable judgment to have been caused by or resulting from the willful misconduct or gross negligence of such Indemnified Party.  To the extent that the undertaking to indemnify set forth in the preceding sentence may be unenforceable because it violates any law or public policy, the Borrowers shall satisfy such undertaking to the maximum extent permitted by applicable law.  Any liability, obligation, loss, damage, penalty, cost or expense covered by this indemnity shall be paid to each Indemnified Party on demand, and failing prompt payment, together with interest thereon at the Default Rate from the date incurred by each Indemnified Party until paid by the Borrowers, shall be added to the Obligations of the Borrowers and be secured by the Collateral.  The provisions of this Section shall survive the satisfaction and payment of the other Obligations and the termination of this Agreement.

9.14         Revival and Reinstatement of Obligations.  If the payment of the Obligations by any Obligor or the transfer to the Lenders of any property should for any reason subsequently be declared to be void or voidable under any state or federal law relating to creditors’ rights, including provisions of the Bankruptcy Code relating to fraudulent conveyances, preferences, or other voidable or recoverable payments of money or transfers of property (collectively, a “Voidable Transfer”), and if the Lenders is required to repay or restore, in whole or in part, any such Voidable Transfer, or elects to do so upon the reasonable advice of its counsel, then, as to any such Voidable Transfer, or the amount thereof that the Lenders is required or elects to repay or restore, and as to all reasonable costs, expenses, and attorney’s fees of the Lenders, the Obligations shall automatically be revived, reinstated, and restored and shall exist as though such Voidable Transfer had never been made.

9.15         Joint and Several Obligations.  All Obligations of Borrowers under this Agreement and may be collected by Lenders from any are or both of them, the Note or any other Loan Document are joint and several Obligations of Borrowers to Lenders.

9.16         Termination.  After all Obligations have been paid and satisfied in full, this Agreement shall terminate and the Lenders shall take all action reasonably requested by Borrowers to release Lenders’ security interest in the Collateral.

9.17         Amendment and Restatement.  This Agreement amends, extends, renews, continues, and restates (but does not release, or extinguish and is not in novation of) the Prior Indebtedness, the Prior Loan Documents and all documents executed by Borrowers in connection with the Prior Loan Agreement, with the intention and agreement that all indebtedness, obligations, liens and security interests relate back and continue to run, without lapse, from the effective date of the Prior Loan Agreement and the date of attachment and perfection of the Collateral of Borrowers under the Prior Security Agreement.

[Remainder of the page is intentionally blank; signature page on next page]

IN WITNESS WHEREOF, the Borrowers and the Lenders have executed this Term Loan Agreement as of the date first above written.

BORROWERS:	HEMIWEDGE INDUSTRIES, INC. , a Delaware limited liability company

By:
	Name:	Matthew C. Flemming
	Title:	CFO and Secretary

HEMIWEDGE VALVE CORPORATION, a Texas corporation

By:
	Name:	Matthew C. Flemming
	Title:	CFO and Secretary

LENDERS:	EADS INVESTMENT I, LLC., a
Texas limited liability company

By:
	Name:	Rodney Eads
	Title:	Member
	Address:	18305 Kitzman Road
Cypress, Texas 77429

D. BRADLEY McWILLIAMS, an individual residing in Texas

	Address:	710 North Post Oak Road
Suite 400
Houston, Texas 77024

DISCLOSURE SCHEDULE

This Disclosure Schedule has been prepared in connection with the Amended and Restated Loan Agreement dated as of June 30, 2010 (the “Agreement”) by and among Shumate Industries, Inc., a Delaware corporation (the “Industries”), Hemiwedge Valve Corporation, a Texas corporation (“Hemiwedge”) (each a “Borrower” and, collectively, the “Borrowers”), and EADS Investments I, LLC, a Texas limited liability company (”EADS”) and D. Bradley McWilliams (“McWilliams”) (collectively, the  “Lenders”).  Capitalized terms not otherwise defined in this Disclosure Schedule shall have the same meaning as in the Agreement.

The disclosure of any matter in this Disclosure Schedule should not be construed as indicating that such matter is necessarily required to be disclosed in order for any representation or warranty in the Agreement to be true and correct in all material respects.  Any description of any document included in this Disclosure Schedule is qualified in all respects by reference to such document.

COGAN & PARTNERS
DRAFT 05.19.10

SCHEDULE 6.5

ADVERSE CIRCUMSTANCES

Bridge Notes

Industries is currently in default under those convertible promissory notes issued by Industries to each of (i) Whitebox Shumate Ltd, on July 10, 2007 in the principal amount of $2,000,000; (ii) Mitchell Lukin on July 23, 2007 in the principal amount of $50,000 and (iii) Ironman Energy Capital L.P. on November 1, 2007 in the principal amount of $1,000,000.
Other Notes

On March 12, 2009, Industries issued a promissory note to Western Valve in the aggregate principal amount of $50,000.  The maturity date on the note was August 30, 2009.  Industries did not make payment on the maturity date and as such the note is currently in default.  To date, Western Valve has not made a demand for payment.

On October 30, 2009, Industries issued a promissory note to Shumate Energy Technologies, Inc. in the aggregate principal amount of $52,831.  The maturity date of this note is October 15, 2010.  Per the terms of the note, Industries was to begin making monthly payments in January 2010, although the amount required.  Industries has not made any payments under the note to date and as such is in technical default.  Noteholder has not made any request for payment to date.

Lease

Hemiwedge is in default under Lease as further described under Schedule 6.7.

SCHEDULE 6.7

List of Litigation or Adverse Claims:

LITIGATION

Sunbelt

On June 23, 2008, Industries received notice from Sunbelt Machine Works Corporation of its intention to seek arbitration in Houston, Harris County Texas relating to the $150,000 termination payment due under (and in connection with the termination of) that certain Stock Purchase Agreement dated August 17, 2007. Industries failed to make the first 3 installment payments of $37,500 to Sunbelt on each of October 25, 2007, February 20, 2008, and June 20, 2008, as required under the Stock Purchase Agreement. Sunbelt had threatened litigation regarding this matter in April 2008, and we were unable to come to terms on a settlement. Sunbelt is seeking an award of $150,000 and reasonable attorney’s fees, expenses and costs incurred to enforce their contractual rights. Industries has recorded $178,995 in accrued expenses in our financial statements to reflect this contingency.

On July 14, 2008, Industries entered into a letter agreement with Sunbelt pursuant to which Sunbelt agreed to withdraw the notice of arbitration until November 1, 2008, in exchange for an immediate payment of $1,000 and installment payments of $500 on the 1st and 15th of each month until November 1, 2008. On October 8, 2008, Industries entered into a letter agreement with Sunbelt under which Hemiwedge agreed to pay Sunbelt $75,000 in full satisfaction of this matter; provided, however, that payment must be received by Sunbelt within 90 days of the date of the letter for such settlement to be effective. Due to cash constraints, Industries was unable to make the payment within the required 90 days. As of the date hereof, Sunbelt has not informed us of any indication to reinstitute arbitration proceedings.

Lease

On April 27, 2009, Trader Properties LLC (“Landlord”) provided Hemiwedge with a notice of default under that certain Lease Agreement relating to the premises at 1011 Beach Airport Road, Conroe, Texas between Hemiwedge and Landlord (the “Lease”).  On May 12, 2009, Landlord notified Stillwater of Hemiwedge’s default under said Lease.  At the time of such May 12, 2009 letter, the amount owed to Landlord was $65,100.  As of the date of the Agreement, Hemiwedge owed Landlord $24,500 in unpaid rent.

SCHEDULE 6.8

Debt

See Attached.

SCHEDULE 6.10

TAXES

Federal

Form 941 Tax Due, 2nd Quarter 2009	$42,824	*

Form 941 Tax Due, 4th Quarter 2009	$20,025	*

State

Texas Unemployment Tax, 1st Quarter 2010	$13,500	*

Personal Property tax for inventory	$34,000	*

*These amounts do not include any penalty or interest that may be assessed by the taxing authority.  The amount of the personal property tax due is approximated.

SCHEDULE 7.16 (b)

Hemiwedge Industries, Inc.

Selling Securityholder Notice and Questionnaire

The undersigned beneficial owner of common stock (the “Registrable Securities”) of Hemiwedge Industries, Inc.., a Delaware corporation (the “Company”), understands that the Company has filed or intends to file with the Securities and Exchange Commission (the “Commission”) a registration statement (the “Registration Statement”) for the registration and resale under Rule 415 of the Securities Act of 1933, as amended (the “Securities Act”), of the Registrable Securities.

Certain legal consequences arise from being named as a selling securityholder in the Registration Statement and the related prospectus.  Accordingly, holders and beneficial owners of Registrable Securities are advised to consult their own securities law counsel regarding the consequences of being named or not being named as a selling securityholder in the Registration Statement and the related prospectus.

NOTICE

The undersigned beneficial owner (the “Selling Securityholder”) of Registrable Securities hereby elects to include the Registrable Securities owned by it in the Registration Statement.

The undersigned hereby provides the following information to the Company and represents and warrants that such information is accurate:

QUESTIONNAIRE

1.	Name.

(a)	Full Legal Name of Selling Securityholder

(b)	Full Legal Name of Registered Holder (if not the same as (a) above) through which Registrable Securities are held:

(c)	Full Legal Name of Natural Control Person (which means a natural person who directly or indirectly alone or with others has power to vote or dispose of the securities covered by the questionnaire):

2. Address for Notices to Selling Securityholder:

Telephone:
Fax:
Contact Person:

3.  Broker-Dealer Status:

(a)	Are you a broker-dealer?

Yes   ☐                      No   ☐

(b)	If “yes” to Section 3(a), did you receive your Registrable Securities as compensation for investment banking services to the Company.

Yes   ☐                      No   ☐

Note:	If no, the Commission’s staff has indicated that you should be identified as an underwriter in the Registration Statement.

(c)	Are you an affiliate of a broker-dealer?

Yes   ☐                      No   ☐

(d)
If you are an affiliate of a broker-dealer, do you certify that you bought the Registrable Securities in the ordinary course of business, and at the time of the purchase of the Registrable Securities to be resold, you had no agreements or understandings, directly or indirectly, with any person to distribute the Registrable Securities?

Yes   ☐                      No   ☐

Note:	If no, the Commission’s staff has indicated that you should be identified as an underwriter in the Registration Statement.

4.  Beneficial Ownership of Other Securities of the Company Owned by the Selling Securityholder.

Except as set forth below in this Item 4, the undersigned is not the beneficial or registered owner of any securities of the Company other than the securities issuable pursuant to the Subscription Agreement.

(a)	Type and Amount of other securities beneficially owned by the Selling Securityholder:

5.  Relationships with the Company:

Except as set forth below, neither the undersigned nor any of its affiliates, officers, directors or principal equity holders (owners of 5% of more of the equity securities of the undersigned) has held any position or office or has had any other material relationship with the Company (or its predecessors or affiliates) during the past three years.

State any exceptions here:

The undersigned agrees to promptly notify the Company of any inaccuracies or changes in the information provided herein that may occur subsequent to the date hereof at any time while the Registration Statement remains effective.

By signing below, the undersigned consents to the disclosure of the information contained herein in its answers to Items 1 through 5 and the inclusion of such information in the Registration Statement and the related prospectus and any amendments or supplements thereto.  The undersigned understands that such information will be relied upon by the Company in connection with the preparation or amendment of the Registration Statement and the related prospectus.

IN WITNESS WHEREOF the undersigned, by authority duly given, has caused this Notice and Questionnaire to be executed and delivered either in person or by its duly authorized agent.

Dated:	Beneficial Owner:

By:
Name:
Title:

PLEASE FAX A COPY OF THE COMPLETED AND EXECUTED NOTICE AND QUESTIONNAIRE, AND RETURN THE ORIGINAL BY OVERNIGHT MAIL, TO:

Attn: